Exhibit 10e(i)

KAMAN CORPORATION

CASH BONUS PLAN

(Amended and Restated Effective as of January 1, 2008)

Section 1.    Plan Name, Objective and Administration.

(a) Plan Name. The name of this Plan is the Kaman Corporation Cash Bonus Plan (the “Bonus Plan”). This plan supersedes and replaces that certain Cash Bonus Plan which was amended and restated by the Board of Directors of Kaman Corporation (the “Board”) effective as of January 1, 2002, which was subsequently amended by a First Amendment (dated February 12, 2002), a Second Amendment (dated March 21, 2003) and a Third Amendment (dated August 3, 2004), for Award Years (as defined in Section 4(a) below) beginning on and after January 1, 2008 (the “Effective Date”).

(b) Objective. The objective of the Bonus Plan is to provide an incentive for certain employees of Kaman Corporation (“Kaman”) and its subsidiaries (each subsidiary being referred to as a “Business Unit” and, collectively with Kaman, the “Company”) to perform at levels beyond those ordinarily associated with competent fulfillment of the roles and responsibilities of their positions.

(c) Administration. The Bonus Plan will be administered by a committee (the “Plan Administrators”) consisting of the Chief Executive Officer, Chief Financial Officer, and Vice President—Human Resources of Kaman. Notwithstanding the foregoing, the Bonus Plan shall be administered by the Personnel and Compensation Committee of the Board with respect to Participants (as defined in Section 2 below) who are “executive officers”, as defined under Rule 3b-7 of the Securities Exchange Act of 1934, as amended (collectively, the “Executive Officers”). References in the Bonus Plan to the “Committee” shall mean the Plan Administrators for all Participants other than Executive Officers, and the Personnel and Compensation Committee for Participants who are Executive Officers. For the avoidance of doubt, references to the “Committee” in Section 7 of the Bonus Plan shall only be to the Personnel and Compensation Committee.

Section 2.    Eligibility to Participate. The employees of the Company eligible to participate in the Bonus Plan for a particular Award Year shall be determined annually and shall be those persons designated by the Personnel and Compensation Committee as Key Management Personnel under the Kaman Corporation Compensation Administration Plan. An employee who is so chosen to participate in the Bonus Plan shall be referred to as a “Participant”.

Section 3.    Initial Target Bonus Opportunity. Each year, the Committee shall assign a target bonus opportunity percentage (“TBO”) to each salary grade and/or position. A Participant’s Initial Target Bonus Opportunity is determined by multiplying the applicable TBO times the Participant’s base annual salary.

Section 4.    Award Year.

(a) Fiscal Year. The “Award Year” shall be, and shall coincide with, Kaman’s fiscal year, commencing January 1 of each year and concluding on December 31 of each year.

(b) Circumstances Affecting Participation. Should any Participant have been employed for less than a full Award Year or cease to be in the Company’s service for any reason prior to the end of the Award Year, neither the Participant nor, in the case of death or incompetency, such individual’s personal representatives, heirs, executors, administrators or assigns shall be entitled to any distribution of a cash bonus award hereunder for the Award Year except and to such extent, if any, as the Committee shall determine to be fair and equitable.

Section 5.    Performance Objectives for Business Unit Participants.

(a) Applicability. The provisions of this Section 5 shall apply to Participants who are employed by a subsidiary of Kaman (“Business Unit Participants”). The provisions of Section 6 hereof shall not apply to Business Unit Participants.

(b) In General. The Modified Target Bonus Opportunity (as defined in Section 5(f) below) for Business Unit Participants shall be calculated based upon the performance of the Business Unit the Participant works for, using (i) growth in operating profit (“OP Growth”) of the Business Unit, (ii) return on total capital (“ROI”) of the Business Unit, and (iii) such other factors as the Committee may determine to be applicable to the Business Unit, as the financial performance goals. This Section 5 describes the approach to be followed in determining the Modified Target Bonus Opportunity for Business Unit Participants. Without limiting the authority provided by Section 12(b), the Committee is authorized to prescribe reasonable rules of operation and to resolve any ambiguities or matters of interpretation; provided that such rules and interpretations are consistent with the approach provided herein. Furthermore, the Committee is authorized to include or exclude special items in determining a Business Unit’s OP Growth, ROI performance and/or the achievement of other performance goals; provided that the approach taken is followed consistently from year to year and, with respect to Executive Officers, such determination is made not later than the end of the 90-day period beginning on the first day of the applicable Award Year.

(c) OP Growth. The OP Growth for a Business Unit for the Award Year will be calculated. The Committee shall determine the appropriate percentage weighting that OP Growth should have, and shall determine whether the goal is achieved or exceeded and the percentage of the Initial Target Bonus Opportunity earned with respect to the achievement of the OP Growth target.

(d) Return on Total Capital. The ROI for a Business Unit shall be measured on a pre-tax operating profit basis. The target ROI for a Business Unit shall be the moving average of the ROI for the Business Unit for the prior three years, as determined by the Committee. The Committee shall determine the appropriate percentage weighting that ROI shall have in total, and that the various comparison measurements of ROI shall have. Such comparison measurements include comparing budget versus target, actual performance versus budget, and actual performance versus target. The Committee shall also determine whether ROI is achieved or exceeded and the percentage of the Initial Target Bonus Opportunity earned with respect to the achievement of ROI.

(e) Other Factors. The Committee is authorized to utilize other factors in addition to OP Growth and ROI as financial performance goals. Any goals established with respect to such other factors will be given a percentage weighting by the Committee. The Committee shall determine whether such factors are achieved or exceeded and the percentage of the Initial Target Bonus Opportunity earned with respect to the achievement of any such factor.

(f) Computation of Modified Target Bonus Opportunity. The percentages of Initial Target Bonus Opportunity earned for EPS Growth, ROI and any other performance factor established by the Committee, as determined in accordance with the foregoing, shall be added together. This combined percentage may be greater than 100%, subject to the limits set forth in Section 7(f) of the Bonus Plan. This combined percentage, when multiplied by a Business Unit Participant’s Initial Target Bonus Opportunity, shall equal the Business Unit Participant’s Modified Target Bonus Opportunity.

(g) Initial Factor Weightings. Attachment A sets forth the performance goals and factor weightings established by the Committee for the 2008 Award Year. Attachment A is subject to modification from time to time by the Committee as it carries out the provisions of this Section 5.

(h) Special Circumstances. The Board shall have the authority and discretion to evaluate significant or extraordinary circumstances affecting the business of Kaman and/or any Business Unit during an Award Year and, if the Board deems it appropriate, to (i) adjust the performance goals, (ii) to pay bonus awards that are greater than would otherwise be authorized under the formulas or metrics set forth in this Section 5 or (iii) to pay bonus awards to some or all Business Unit Participants as it determines, in its discretion, subject to the limits set forth in Section 7(f) of the Bonus Plan, in the case of subsections (ii) and (iii). Notwithstanding the foregoing, the provisions in this Section 5(h) shall not apply to any Executive Officers who participates in the Bonus Plan.

Section 6.    Performance Objectives for Corporate Participants.

(a) Applicability. The provisions of this Section 6 shall apply to Participants who are employed by Kaman at its headquarters location (“Corporate Participants”). The provisions of Section 5 hereof shall not apply to Corporate Participants.

(b) In General. The Modified Target Bonus Opportunity (as defined in Section 6(g) below) for Corporate Participants shall be calculated based upon the consolidated financial performance of the Company using (i) growth in earnings per share (“EPS Growth”), (ii) return on total capital (“ROI”), (iii) pre-tax profits measured against budget (“Budget Performance”) and (iv) such other performance goal or goals listed in Section 7(b)(ii) of the Bonus Plan and selected by the Committee as the performance goals. EPS Growth and ROI performance are determined by comparing the EPS Growth and ROI performance of the Company for the applicable Award Year with comparable numbers for the Russell 2000 index averaged over the prior 5 year period. For example, for Award Year 2008, the numbers for the Company for EPS Growth and ROI will be compared index averaged for 2003 – 2007. Budget Performance is determined by comparing the Company’s pre-tax profits for the applicable Award Year with the Company’s budgeted pre-tax profits for such Award Year utilizing the Company’s original budget for such Award Year as approved by the Board, without regard to any modifications of such budget following initial Board approval (the “Original Budget”). This Section 6 describes the approach to be followed in determining the Modified Target Bonus Opportunity for Corporate Participants. Without limiting the authority provided by Section 12(b), the Committee is authorized to prescribe reasonable rules of operation and to resolve any ambiguities or matters of interpretation; provided that such rules and interpretations are consistent with the approach provided herein. Furthermore, the Committee is authorized to include or exclude special items in determining the Company’s EPS Growth, ROI performance, Budget Performance and/or achievement of the other performance goals set forth in the Bonus Plan; provided that the approach taken is followed consistently from year to year and, with respect to Executive Officers, such determination is made not later than the end of the 90-day period beginning on the first day of the applicable Award Year.

(c) EPS Growth. The EPS Growth for the Company for the Award Year will be calculated. Calculations of average EPS Growth for the Russell 2000 for the prior five (5) years shall also be made, and percentile rankings shall be developed. The Committee shall establish percentages of initial target bonus opportunity earned for EPS Growth corresponding to the various percentile rankings. The percent of the Initial Target Bonus Opportunity earned for EPS Growth for an Award Year shall be determined by the Committee based upon the percentile ranking of the Company.

(d) Return on Total Capital. The ROI for the Company for the Award Year will be calculated. Calculations of average ROI for the Russell 2000 for the prior five (5) years shall also be made, and percentile rankings shall be developed. The Committee shall establish percentages of initial target bonus opportunity earned for ROI corresponding to the various percentile rankings. The percent of the Initial Target Bonus Opportunity earned for ROI for an Award Year shall be determined by the Committee based upon the percentile ranking of the Company.

(e) Budget Performance. The consolidated pre-tax profits of the Company for the Award Year shall be compared with the Original Budget. The Committee shall established percentages of Initial Target Bonus Opportunity earned for achieving 100% or more or less of consolidated pre-tax profits in the Original Budget. The percent of the Initial Target Bonus Opportunity earned for Budget Performance for an Award Year shall be determined by the Committee.

(f) Percentile Calculations. The percentile ranking of the Company must be at least 25th for EPS Growth in order to generate a percentage of Initial Target Bonus Opportunity earned for EPS Growth. The percentile ranking of the Company must be at least 25th for ROI in order to generate a percentage of Initial Target Bonus Opportunity earned for ROI. If the Company is in at least the 75th percentile for either category (EPS Growth or ROI), it will generate the maximum award with respect to that category. In making calculations hereunder for Budget Performance, no percentage of Initial Target Bonus Opportunity shall be awarded with respect to this performance goal if pre-tax profits for the Award Year are less than 70% of the Original Budget. The Committee may, but shall not be required to, extend the maximum award earned for EPS Growth, ROI, or Budget Performance from 100% to a larger percentage, subject to the limits set forth in Section 7(f) of the Bonus Plan. In making calculations and determinations hereunder for Budget Performance, in no event will the 25th percentile for EPS Growth or ROI for the Russell 2000 5-year average be considered to be less than zero.

(g) Computation of Modified Target Bonus Opportunity. The percentages of Initial Target Bonus Opportunity earned for EPS Growth, ROI, Budget Performance and any other performance goal selected by the Committee, determined in accordance with the foregoing, shall be added together. This combined percentage may be greater than 100%, subject to the limits set forth in Section 7(f) of the Bonus Plan. This combined percentage, when multiplied by a Corporate Participant’s Initial Target Bonus Opportunity, shall equal the Corporate Participant’s Modified Target Bonus Opportunity.

(h) Factor Weightings. Attachment B sets forth the performance goals and factor weightings established by the Committee for the 2008 Award Year. As set forth in Attachment B, the factor weightings for EPS Growth, ROI, Budget Performance and any other performance goals set forth in the Bonus Plan shall aggregate 100%. Otherwise, Attachment B is subject to modification from time to time as the Committee carries out the provisions of this Section 6.

(i) Special Circumstances. The Board shall have the authority and discretion to evaluate significant or extraordinary circumstances affecting the business of Kaman and/or any Business Unit during an Award Year and, if the Board deems it appropriate, to (i) adjust the performance goals, (ii) to pay bonus awards that are greater than would otherwise be authorized under the formulas or metrics set forth in this Section 6 or (iii) to pay bonus awards to some or all Corporate Participants as it determines, in its discretion, subject to the limits set forth in Section 7(f) of the Bonus Plan, in the case of subsections (ii) and (iii). Notwithstanding the foregoing, the provisions in this Section 6(h) shall not apply to any Executive Officers who participate in the Bonus Plan.

Section 7.    Special Rules Applicable to Executive Officers.

(a) Compliance with Section 162(m). Subject to Section 7(i) below, it is intended that awards made to Executive Officers under the Bonus Plan shall satisfy the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The interpretation of the Bonus Plan and awards to Executive Officers shall be guided by such provisions, as appropriate. If a provision of the Bonus Plan would cause a payment to an Executive Officer (other than under Section 8) to fail to satisfy these requirements, it shall be interpreted and applied in a manner such that said payment will satisfy Section 162(m) of the Code to the extent practicable. If the Bonus Plan does not contain any provision required to be included herein under Section 162(m) of the Code or applicable Treasury regulations, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.

(b) Pre-Established Performance Goals. In the case of a Participant who is then an Executive Officer, within 90 days after the beginning of an Award Year and before it has become substantially certain that the performance level will be met (or such other period of time as is consistent with the requirements of Sections 162(m) of the Code), the Committee, in its sole discretion, shall take the following action:

(i) establish in writing the formula to determine the Initial Target Bonus Opportunity and the Modified Target Bonus Opportunity;

(ii) establish objective performance-based goals for the bonus award for which the outcome is substantially uncertain at the time such goals are established and that base performance on the financial indicators of the Company as set forth in Section 5 (in the case of a Business Unit Participant), Section 6 (in the case of a Corporate Participant) or one or more of the following financial indicators of the Company’s success: net earnings, net income, operating earnings, customer satisfaction, revenues, net sales, financial return ratios such as return on equity, return on assets, return on capital, and return on investment, ratio of debt to earnings or shareholders’ equity, market performance, market share, balance sheet measurements, economic profit, cash flow, shareholder return, margins, productivity improvement, cost control or operational efficiency measures, and working capital, any of which may be measured in absolute terms, growth or improvement during a stated period or as compared to another company or companies. Performance goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated or other external or internal measures and may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses (including without limitation expenses related to goodwill and other intangible assets), stock offerings, stock repurchases and strategic loan loss provisions. Such performance goals may be particular to a line of business, subsidiary or other unit and may, but need not, be based upon a change or an increase or positive result; and

(iii) establish the factor weightings for EPS Growth, ROI, Budget Performance and any other performance goals selected and established by the Committee as provided for in subsection (ii) above.

(c) Shareholder Approval. The rights of an Executive Officer to receive payment under the Bonus Plan shall be expressly conditioned on obtaining the approval of the Bonus Plan by a majority of Kaman’s shareholders to the extent required under Section 162(m) of the Code prior to such payment.

(d) Adjustments. After the establishment of a performance goal for an Executive Officer under Section 7(b)(ii), the Committee shall not revise such performance goal (unless such revision will not disqualify compensation attributable to the award as “performance-based compensation” under Section 162(m) of the Code) or increase the amount of compensation payable with respect to a Participant’s Initial Target Bonus Opportunity for any reason upon the attainment of such performance goal, including but not limited to forfeitures with respect to other Participants.

(e) Re-approval. As required by Treasury Regulation Section 1.162-27(e)(vi), the material terms of performance goals as described in Section 5, Section 6 and Section 7 shall be disclosed to and re-approved by Kaman’s shareholders no later than the first shareholder meeting that occurs in the 5th year following the year in which Kaman’s shareholders previously approved such performance goals.

(f) Maximum Amount. The maximum dollar amount for a cash award that may be earned under the Bonus Plan (including any awards granted pursuant to Attachment C of the

Bonus Plan) with respect to any Plan Year shall be the lesser of (i) $3,000,000 and (ii) 200% of a Participant’s Initial Target Bonus.

(g) Certification. The Committee shall certify in writing prior to any such payment the extent to which the performance goal or goals (and any other material terms) applicable to such Award Year have been satisfied and the amounts to be paid, vested, or delivered as a result thereof, with respect to the Executive Officers

(h) Waiver of Performance Measures. Notwithstanding anything to the contrary in the Bonus Plan, the Committee shall have no discretion to modify or waive the performance measures or conditions to the grant or vesting of a bonus award unless such award is not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code.

Section 8.    Bonus Awards Not Subject to Section 162(m). Notwithstanding anything to the contrary in Sections 5, 6, and 7 above, the Committee may authorize the granting, vesting, payment and/or delivery of bonus awards based on performance measures other than the performance goals set forth in Section 5, 6 and 7 above and for performance periods other than Award Years to employees who are not Executive Officers or to Executive Officers to the extent such awards are designated by the Committee at the time of grant as not intended to meet the performance-based compensation exception under Section 162(m) of the Code and in such case waive the deadlines for establishing performance measures under Section 7(b) above. Attachment C to the Bonus Plan sets forth the rules applicable to bonus awards for Executive Officers that are based on individual performance for the 2008 Award Year. Bonuses under this Section 8 shall be construed as separate and apart from any bonuses awarded hereunder that are based on Company or Business Unit performance goals or other otherwise intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.

Section 9.    Vesting. Bonus awards held by a Participant vest to the extent that the employer which employs the Participant meets the performance requirements for the applicable Award Year, provided that the Participant remains employed by such entity at the end of that Award Year. Notwithstanding the foregoing, the Committee retains the discretion to eliminate or decrease the amount of any bonus award determined under Sections 5, 6, 7 and 8 and otherwise payable to a Participant to reflect individual performance and/or extraordinary circumstances.

Section 10.    Form, Method, and Timing of Payments. All vested bonus awards are to be paid in cash (i.e., payroll check) as soon as practicable after approval by the Committee but in no event later than March 15th following the end of the applicable Award Year. Notwithstanding the foregoing, delay of such payment may be made if such payment would jeopardize the Company from continuing as a going concern (but only to the extent provided for in the regulations under Section 409A of the Code).

Section 11.    Nonexclusivity of the Bonus Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Committee or the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock or cash or other benefits otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. None of the provisions of the Plan shall be deemed to be an amendment to or incorporated in any employment agreement between the Company and any Participant.

Section 12.    General.

(a) Amendment, Suspension or Termination. On the recommendation of the Plan Administrators and the Personnel and Compensation Committee of the Board, the Board may amend, suspend, or terminate the Bonus Plan, or any part thereof, at any time and subject to any requirement of stockholder approval imposed by applicable law, rule or regulation; provided, however, that no amendment, suspension or termination shall apply to the payment to any Participant of an award made prior to the effective date of such amendment, suspension or termination.

(b) Administration; Interpretation. The Committee shall be responsible for the interpretation and administration of the Bonus Plan; provided that the determination of the Personnel and Compensation Committee of the Board on any question concerning the interpretation or administration of the Bonus Plan, or with respect to the officers and employees participating or entitled to participate in the Bonus Plan, or as to any payment made or to be made pursuant thereto, shall be final and conclusive.

(c) No Rights to Employment. The Bonus Plan does not confer upon any employee any right to payment of a cash bonus or any right to continued employment with Kaman or any Business Unit, nor does it interfere in any way with the right of Kaman or a Business Unit to terminate, or amend the terms of, the employment of any of its employees, at any time, in accordance with the “at will” employment relationship.

ATTACHMENT A

FACTOR WEIGHTING AND POINT RANGE

Business Unit Participants

			Minimum		Target		Maximum
Factor	Measurement	Weighting	Performance	Points Earned	Performance	Points Earned	Performance	Points Earned

Budget vs Target - ROI	% of budget vs. target	20%	50% Budget vs. Target	0	100% Budget vs. Target	20	125% Budget vs. Target	40

Performance vs. Budget - ROI	% of actual ROI vs. budgeted ROI	20%	50% Perf. vs. Budget	0	100% Perf. vs. Budget	20	125% Perf. vs.Budget	40

Performance vs. Target - ROI	Actual ROI - for example KIT	40%	50% Perf. vs. Target	0	100% Perf. vs. Target	40	125% Perf. vs. Target	80

Growth in Earnings - Operating Profit	% growth in oper. Profit	20%	0% Profit Growth	0	8% Profit Growth	20	12% Profit Growth	40

Other Annual Objectives	Varies with Objective			0		20		20

Range of points based on % accomplishment of goal (0-200%)

CONVERSION CHART EXAMPLE
Total Points Earned	Percent of Target Award Earned
Below 50	0
50	20
60	30
70	45
80	60
90	80
100	100
110	120
120	140
130	160
140	180
150 & Above	200

Attachment B

CASH BONUS PLAN  CORPORATE PARTICIPANTS

FACTOR WEIGHTING AND POINT RANGE

				Minimum		Target		Maximum
	Factor	Measurement	Weighting	Performance	% of Target Award	Performance	% of Target Award	Performance	% of Target Award

2008	Performance Vs. Budget	Performance on a % of Budget	34%	70% Perf. Vs. Budget	0	95-100% Perf. Vs. Budget	34	135% Perf. Vs. Budget	68

	Growth in EPS	Actual Vs. Russell 2000 5-year average	33%	25th Percentile	0	50th Percentile	33	75th Percentile	66

	Return on Capital	Actual Vs. Russell 2000 5-year average	33%	25th Percentile	0	50th Percentile	33	75th Percentile	66

	Other Objectives	Developed Annually	10%		0		10		10

Attachment C

Individual Performance

With respect to each Award Year, the Committee shall be entitled to select, in its discretion, Participants who are eligible to receive an additional bonus based upon individual performance (an “Individual Bonus”). Any Individual Bonus awarded under the terms of this Attachment C will not qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. Individual Bonuses shall be paid at the same time and in the same form as bonus awards under the Bonus Plan.

In the case of Corporate Participants or Business Unit Participants who are Executive Officers, the Committee will establish objectives each year for each Participant who is selected to receive an Individual Bonus. These objectives may include financial and non-financial targets. The maximum amount of an Individual Bonus payable to such Participant shall be 10% of a Participant’s base annual salary, subject to the limitations set forth in Section 7(f) of the Bonus Plan.

In the case of Corporate Participants who are not Executive Officers, the Committee will establish objectives each year for each Participant who is selected to receive an Individual Bonus. These objectives may include financial and non-financial targets. The maximum amount of an Individual Bonus payable to such Participant shall be 10% of a Participant’s base annual salary, subject to the limitations set forth in Section 7(f) of the Bonus Plan.

In the case of Business Unit Participants who are not Executive Officers, the Chief Executive Officer of Kaman will establish objectives each year for each Participant who is selected to receive an Individual Bonus. These objectives will be based on the individual Business Unit and may include financial and non-financial targets. The amount of any Individual Bonus payable hereunder shall be subject to the limitations set forth in Section 7(f) of the Plan.